                                                                     Exhibit 4.3








                                 Loan Agreement
                                    Between
                          Firstar Bank Milwaukee, N.A.
                                      and
      The Badger Meter Employee Savings and Stock Ownership Plan and Trust










Dated as of December 1, 1995

     Firstar Bank Milwaukee, N.A. (the "Bank") and the Badger Meter Employee Savings and Stock Ownership Plan and Trust (the "ESSOP") as established under that certain Trust Agreement effective January 1, 1991, between Badger Meter, Inc. and Marshall & Ilsley Trust Company, as Trustee (the "Trustee'), agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings, whether or not they are hereinafter capitalized.

        1.1 "Closing Date" means the date of the closing of this agreement by and between the Bank and the ESSOP.

        1.2 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        1.3 "Eurodollar Loans" shall mean loans under this Agreement in the minimum amount of $100,000, the interest rates on which are determined on the basis of the 30, 60, 90 or 180 day LIBOR Rate shown on the Dow Jones Telerate screen, page 3750 (or as reported by any comparable interest rate service selected by the Bank) as quoted by the Bank and as agreed to by the ESSOP for the corresponding Interest Period. LIBOR Rate quotes shall be subject to availability to the Bank and the Bank retains the right to adjust the reported LIBOR Rate to reflect reserve or insurance requirements which may be imposed by any regulatory agency having jurisdiction over the Bank.

        1.4 "Guarantor" means Badger Meter, Inc.

        1.5 "Guaranty" means the unlimited obligation assumed by Badger Meter, Inc. to guarantee the performance by the ESSOP of all the terms and conditions under this loan agreement in the form of Exhibit A attached hereto.

        1.6 "Interest Period" shall mean, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or converted from a Prime Rate Loan or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the ESSOP may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided, that (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date, and (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day.

        1.7 "Loan" means the loan described in Section 2.1 of this Agreement.

        1.8 "Note" means the Promissory Note in the form of Exhibit B attached hereto.

        1.9 "Pledge Agreement" means the agreement by the ESSOP to pledge, as collateral for the Loan, the Badger Meter, Inc. common stock and class B common stock being acquired with the proceeds of the Loan in the form of Exhibit C attached hereto.

        1.10 "Prime Rate" shall mean the rate announced by the Bank as its prime rate, with such rate changing as and when the Bank announces any change in its prime rate. The Prime Rate is not the lowest rate of interest charged by the Bank.

        1.11 "Prime Rate Loans" shall mean loans under this Agreement,the interest rate on which are determined on the basis of the Prime Rate.


     2. The Loan

        2.1 Stock Acquisition Loan. The Bank agrees to lend to the ESSOP, subject to the terms and conditions hereof, the principal amount of $1,000,000 to be used by the ESSOP to refinance a prior loan from the Bank made to finance the acquisition of Badger Meter, Inc. common stock for the benefit of the participants of the ESSOP. The entire principal amount and accrued interest shall be paid in full on or before December 1, 2001. The loan shall be evidenced by the Note.

     2.2 Interest. (a) The ESSOP shall have the option of designating the outstanding balance as a Prime Rate Loan or as a Eurodollar Loan. In the event that the ESSOP and the Bank have not agreed upon the rate and interest period for a Eurodollar Loan, then, prior to an event of default described in Section 6 below, the outstandings shall be deemed to be a Prime Rate Loan. The ESSOP promises to pay to the Bank interest on the unpaid principal amount of each loan for the period from and including the date of such loan to, but excluding the date such loan shall be paid in full, (i) while such loan is a Prime Rate Loan, at a rate per annum equal to the Prime Rate (as in effect from time to time); (ii) while such loan is a Eurodollar Loan, for each Interest Period relating thereto, at a rate per annum equal to the LIBOR Rate applicable to such loan for such Interest Period, plus 1.50%. The ESSOP hereby delegates authority to select interest rates and interest periods hereunder to the Guarantor, and the Bank may rely on any such directions received from the Guarantor.

     (b) Notwithstanding the foregoing, the ESSOP will pay to the Bank on demand interest at the rate of two percent in excess of the rate otherwise in effect for any principal which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to, but excluding the date the same is paid in full.

     (c) Accrued interest shall be payable (i) in 'the case of a Prime Rate Loan, quarterly on the last day of each quarter, (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period therefor, and (iii) in the case of any loan, upon the payment or mandatory or voluntary prepayment thereof or the conversion of such loan to a loan of another type (but only on the principal amount so paid, prepaid or converted).

     (d) Prime Rate Loans may be prepaid by the ESSOP at any time without penalty. Eurodollar Loans may be prepaid only if the ESSOP reimburses all of the Bank's actual costs and penalties incurred as a result of such prepayment.

     (e) The terms of individual Eurodollar Loans shall be agreed upon by telephone calls between the Bank and the ESSOP, and may be confirmed in writing from time to time by correspondence from the ESSOP to the Bank.

  3. Representations and Warranties. In order to induce the Bank to make the loan, the Guarantor represents and warrants to the Bank:

     3.1 Valid Existence. The ESSOP is a duly qualified employee stock ownership plan meeting the requirements of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code and complies with the applicable requirements thereof, and with the requirements of any other applicable state or federal law.

     3.2 Execution and Delivery of Agreement, Note, and Pledge Agreement.
The execution and delivery of this Agreement, the Note, and the Pledge Agreement, and the performance by the ESSOP of its obligations hereunder and thereunder, are within the ESSOP's general powers, have been fully authorized by all necessary and proper action under the terms of the applicable ESSOP Trust documents, and do not (a) conflict with or result in a breach of any of the provisions of the applicable Trust documents, (b) contravene any law, rule or regulation of the State of Wisconsin, or the United States, or any order, writ, judgment, injunction, decree, determination or award presently in effect which affects or binds the ESSOP, (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the ESSOP is a party in respect of indebtedness for money borrowed or (d) require the approval or consent of any governmental body, agency or authority or any other person or entity. This Agreement, the Note, and the Pledge Agreement, when executed and delivered, will constitute the valid and binding obligations of the ESSOP enforceable in accordance with their terms, in each case (a) except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, (b) subject to the availability of equitable remedies for the enforcement of such obligations, and
(c) subject to applicable laws and equitable principles which may limit or otherwise affect the remedies provided therein.

     3.3 Use of Proceeds. The ESSOP will not use the loan proceeds for any purpose other than to refinance the acquisition of Badger Meter, Inc. common stock and class B common stock.

     3.4 Other Loans. The ESSOP will not enter into any other loan agreements without the prior written consent of the Bank, which consent will not be unreasonably withheld.

        3.5 Investment Company. The ESSOP is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        3.6 Litigation. There is no litigation or administrative or regulatory proceeding pending or threatened against the ESSOP which might result in any material adverse change in the financial condition of the ESSOP.

     4. Conditions of Borrowing. The Bank's obligation to make the Loan is subject to the satisfaction of the following conditions:

        4.1 Opinion of Counsel. The Bank shall have received from counsel for the ESSOP, a favorable opinion in form and substance satisfactory to the Bank and dated as of the Closing Date as to (i) the matters referred to in Sections 3.1, 3.2, 3.5 and 3.6 hereof; and (ii) such other matters incident to the matters herein contemplated as the Bank may reasonably request.

        4.2 Guaranty. The Bank shall have received from the Guarantor the Guaranty and a favorable opinion from counsel for the Guarantor in form and substance satisfactory to the Bank and dated as of the Closing Date that (i) the Guarantor is a legally organized, validly existing corporation and in good standing under the laws of the State of Wisconsin; (ii) the execution and delivery of the Guaranty, and the performance by the Guarantor of its obligations under the Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action on the part of the Guarantor, and do not (a) conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws, (b) contravene any law, rule, or regulation of the State of Wisconsin, or of the United States, or any order, writ, judgment, injunction, decree, determination or award presently in effect which affects or binds it, (c) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which it is a party in respect of indebtedness for money borrowed or (d) require the approval or consent of any other person or entity;
(iii) the Guaranty, when executed and delivered, will constitute the valid and binding obligation of the Guarantor enforceable in accordance with its terms, in each case (a) except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, (b) subject to the availability of equitable remedies for the enforcement of such obligations and
(c) subject to applicable laws and equitable principles which may limit or otherwise affect the remedies provided, therein; and (iv) such other matters incident to the matters herein contemplated as the Bank may reasonably request. The Bank shall also have received copies, certified by the Secretary of the Guarantor to be true and correct and in full force and effect on the Closing Date, of (i) the Articles of Incorporation and By-Laws of the Guarantor; (ii) resolutions of the Board of Directors of the Guarantor authorizing the issuance, execution and delivery of the Guaranty and authorizing and directing the Guarantor to make a stream of contribution payments to the ESSOP sufficient to enable the ESSOP to repay the principal and interest as they come due on the Note.

        4.3 Pledge Agreement. The Bank shall have received from the ESSOP, the duly executed Pledge Agreement in a form acceptable to the Bank.

        4.4 Representations and Warranties True and Correct. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the Closing Date; there shall exist on the Closing Date no conditions, event or act which would constitute a default hereunder and no condition, event, act or omission shall have occurred which, with the giving of notice or the passage of time, would constitute an event of default hereunder.

        4.5 Proceedings Satisfactory to Bank. All proceedings taken in connection with the transactions contemplated by this agreement and all instruments, authorizations and other documents applicable thereto shall be satisfactory in form and content to the Bank and the Bank shall have received copies of all such documents reasonably required by it.

        4.6 Closing Fee. The Bank shall have received a closing fee in the amount of $3,750.

     5. Affirmative Covenants. The Guarantor covenants that it will, while any part of the Note remains unpaid, unless prior written waiver is granted by the
Bank:

        5.1 Books and Records. Keep proper, complete and accurate books of record and account and permit any representatives of the Bank to visit and inspect any of the books and records of the ESSOP at any reasonable time and as often as may reasonably be desired.

        5.2 Other Financial Information. Furnish to the Bank, as soon as available, copies of such other financial information as the Bank may from time to time reasonably request.

        5.3 Maintenance of Valid Existence. The Guarantor agrees that the ESSOP will maintain its valid existence and will neither dissolve nor institute any proceedings for dissolution.

        5.4 ERISA Notice and Certificate. As soon as possible upon the occurrence of a reportable event under ERISA and in any event within thirty (30) days after the Guarantor becomes aware of the same, the Guarantor shall furnish a certificate setting forth the details as to such reportable event as well as a copy of each notice thereof which is sent to the Department of Labor in accordance with applicable regulations.

     6. Events of Default. If any one or more of the following events of default shall occur:

        6.1 Failure to Pay Note. The ESSOP shall default in the due and punctual payment of any installment of principal of or interest on the Note or any other obligation to the Bank and such default shall continue uncured for a period of five (5) days; or

        6.2 Falsity of Representations and Warranties. Any representation or warranty made by the ESSOP or Guarantor herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made or as of which the same is to be effective; or

        6.3 Default in Other Provisions. The ESSOP or Guarantor shall default in the performance or observance of any other agreement herein contained and such default shall continue for a period of 30 days after written notice to the ESSOP or Guarantor from the holder of the Note; or

        6.4 Default in Other Agreements. The Guarantor shall default in the performance of the terms of any other evidence of indebtedness for borrowed money issued or assumed by the Guarantor or in the terms of any agreement under which such indebtedness is issued or secured and such default is not waived by the creditor and shall continue beyond the period of grace, if any, therein provided and which indebtedness is, in the reasonable judgment of the Bank, material to the Guarantor; or

        6.5 Entry of Final Judgments. A final judgment is entered against the ESSOP and such judgment shall remain unsatisfied, unbonded or unstayed for a period of sixty (60) days after the entry thereof; or

        6.6 Insolvency, Failure to Pay Debts or Appointment of Receiver, Etc. The taking of action by the ESSOP or Guarantor to authorize such organization to become the subject of proceedings under the Federal Bankruptcy Code; or the execution by the ESSOP or Guarantor of a petition to become a debtor under the Federal Bankruptcy Code; or the filing of an involuntary petition against the ESSOP or Guarantor under the Federal Bankruptcy Code which remains undismissed for a period of sixty (60) days; or the entry of an order for relief under the Federal Bankruptcy Code against the ESSOP or Guarantor.

             Then and in any such event, as to the events described in Section
6.1 through 6.6, inclusive, the Bank may, at its option, declare the Note to be, and the Note shall thereupon, become immediately due and payable, together with accrued interest thereon. In the event of default, said Note shall bear interest at a rate equal to two percent (2%) in excess of the rate otherwise applicable. Presentment, demand, protest and notice of acceleration, nonpayment and dishonor in such case are hereby expressly waived.

     7. Miscellaneous.

        7.1 Survival of Representations and Warranties. The ESSOP's representations and warranties contained in this Agreement shall survive closing and execution and delivery of the Note.

        7.2 Notices. All notices provided for herein shall be sent by first class mail and, if to the Bank, addressed to it at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, attention of the Corporate Banking Division, and if to the ESSOP, addressed to Marshall and Ilsley Trust Company at 1000 North Water Street, Milwaukee, Wisconsin 53202, attention of the officer signing this Agreement, with a copy to the Guarantor, addressed to 4545 West Brown Deer Road, Brown Deer, Wisconsin, 53223 to the attention of the Vice President-Finance or to such other address with respect to either party as such party shall notify the other in writing; such notices shall be deemed given when mailed.

        7.3 Non-Recourse To ESSOP. Notwithstanding any provisions herein to the contrary, the Bank shall have no recourse against the ESSOP except as provided in the Pledge Agreement and as to such other assets of the ESSOP as may be permitted by law.

        7.4 Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any section.

        7.5 Parties Bound; Waiver. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor of any of the parties hereto and shall extend and be available to any holder of the Note; provided that the ESSOP's rights under this Agreement are not assignable. No delay on the part of any holder of the Note in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the holder of a Note would otherwise have.

        7.6 Governing Law. This Agreement is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with the internal laws of that state.

        7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

        7.8 Severability. Should any portion of this Agreement be found to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

        7.9 Entire Agreement. This Agreement along with the Note, the Pledge Agreement and the Guaranty shall constitute the entire agreement of the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings of the parties in connection therewith.


     IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement as of the date first set forth above.


                                FIRSTAR BANK MILWAUKEE, N.A.

                                By:
                                   ----------------------------
                                     Michael H. Gandrud
                                     Commercial Banking Officer


                                BADGER METER EMPLOYEE SAVINGS
                                AND STOCK OWNERSHIP PLAN & TRUST

                                By:
                                   ----------------------------
                                     On behalf of Marshall and Ilsley Trust
                                     Company, as Trustee


The undersigned Badger Meter, Inc. is signing below only to acknowledge the representations, warranties and covenants set forth in sections 3 and 5 above.

                             BADGER METER, INC.

                             By:
                                   ----------------------------
                             Title:
                                   ----------------------------

                                PROMISSORY NOTE


$1,000,000                                                December 1, 1995


     FOR VALUE RECEIVED, the undersigned borrower (the "BORROWER"), promises to pay to the order of Firstar Bank Milwaukee, N.A. (the "BANK"), at its main office in Milwaukee, Wisconsin, the principal sum of One Million Dollars ($1,000.000) on or before December 1, 2001.

     The unpaid principal balance will bear interest and interest shall be payable as set forth in the Loan Agreement between the Borrower and the Bank dated of even date herewith (the "Loan Agreement").

     Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by
365. Principal and interest not paid when due shall bear interest from and after the due date until paid at a rate of 2% per annum plus the rate otherwise payable hereunder. If any payment is not made on or before 10 days after its due date, the Bank may collect a delinquency charge of 5.0% of the unpaid amount.

     Without affecting the liability of any Borrower, endorser, surety or guarantor, the Bank may, without notice, renew or extend the time for payment, accept partial payments, release or impair any collateral security for the payment of this Note, or agree not to sue any party liable on it.

     This Note constitutes the Note issued under the Loan Agreement between the Borrower and the Bank, to which Agreement reference is hereby made for a statement of the terms under which the loan evidenced hereby was made and a description of the terms and conditions upon which the maturity of this Note may be accelerated, and for a description of the collateral securing this Note.



                                  BADGER METER EMPLOYEE SAVINGS
                                  AND STOCK OWNERSHIP PLAN & TRUST


                                  By:
                                     -----------------------------
                                     On behalf of Marshall and Ilsley Trust
                                     Company, as Trustee

                                PLEDGE AGREEMENT


     Agreement made December 1, 1995, between Firstar Bank Milwaukee, N.A. ("Bank") and Badger Meter Employee Savings and Stock Ownership Plan and Trust ("ESSOP") as established under that certain Trust Agreement effective January 1, 1991, by and between Badger Meter, Inc., and Marshall & Ilsley Trust Company, as Trustee (the "Trustee").

     WHEREAS, the Bank is concurrently making a loan to the ESSOP in the principal amount of $1,000,000 as evidenced by the Loan Agreement dated December 1, 1995 (the "Loan Agreement") and the Promissory Note dated December 1, 1995 (the "Note"), and

     WHEREAS, the ESSOP has delivered to the Bank 57,145 shares of Badger Meter, Inc. common stock and class B common stock (the "Pledged Stock"), as security for the performance of its obligations under said Loan Agreement and Note,

     NOW, THEREFORE, in consideration of the foregoing premises, it is agreed as follows:

     1. The Bank's duty with reference to the Pledged Stock shall be solely to use reasonable care in the custody and preservation of the Pledged Stock in its possession, which shall not include any step necessary to preserve rights against prior parties nor the duty to send notices, perform services, or take any action in connection with the management of the Pledged Stock.

     2. Shares of the Pledged Stock shall be released as security under this Pledge Agreement upon payment of principal and interest outstanding under the Loan Agreement and Note, determined as follows: The number of shares to be released by the Bank shall be: (i) the total number of shares held by the Bank immediately prior to the release for the plan year times (ii) a fraction, the numerator of which is the amount of principal and interest paid on the Note for the plan year and the denominator of which is the sum of principal and interest on the Note paid for the plan year and the principal and interest on the Note to be paid for all future plan years, computed by using the interest rate in effect as of the end of the plan year. In any event, upon the full performance by the ESSOP of its obligations under the Loan Agreement and Note, the Bank shall release any and all Pledged Stock remaining as security hereunder and shall redeliver same to the ESSOP.

     3. In the event that the ESSOP defaults in the performance of its obligations under the Loan Agreement and Note, the Bank shall have the following rights and remedies under this Pledge Agreement: (a) the Bank (i) may sell any or all of the Pledged Stock (other than class B common stock) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash and/or credit, or upon any other terms, at such places and times, and to such persons as the Bank deems best, (ii) shall apply any cash proceeds actually received from any sale in the order and subject to the conditions provided under Section 409.504 of the Wisconsin Statutes, and (iii) shall pay any surplus to the ESSOP, (b) the ESSOP shall take all action necessary to convert any class B common stock to common stock, which action shall include the ESSOP first contacting Badger Meter, Inc. to allow Badger Meter, Inc. to exchange shares of common stock for the shares of class B common stock for delivery to the Bank,(c) if the ESSOP for any reason fails or refuses to convert class B common stock to common stock then the Bank is irrevocably appointed as the ESSOP's attorney-in-fact, authorized to execute documents or take any other steps necessary to effect such conversion and (d) the Bank shall have any other rights and remedies of a secured party under the Wisconsin Uniform Commercial Code, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively, or concurrently.

     4. At any time requested by the Bank, the ESSOP shall perform such other acts and sign such other documents and instruments as may be necessary, proper, or convenient in order to carry out the purposes and provisions of this Pledge Agreement.


     5. This Pledge Agreement shall be binding upon the parties, and their successors and assigns.

     IN WITNESS WHEREOF, the parties have signed this Pledge Agreement as of the day and year first above written.



                                   BADGER METER EMPLOYEE SAVINGS
                                   AND STOCK OWNERSHIP PLAN & TRUST


                                   By:
                                      --------------------------------------
                                      On Behalf of Marshall and Ilsley Trust
                                      Company, as Trustee




                                      FIRSTAR BANK MILWAUKEE, N.A.

                                   By:
                                      --------------------------------------
                                      Michael H. Gandrud
                                      Commercial Banking Officer

[FIRSTAR BANK LOGO]

                        GUARANTY OF SPECIFIC TRANSACTION



     1. GUARANTEE. For value received, and to induce Firstar Bank Milwaukee, N.A (the "BANK") to extend or continue credit or other financial accommodations now or in the future to Badger Meter Employee Savings and Stock Ownership Plan & Trust (the "BORROWER"), the undersigned (the "GUARANTOR") hereby unconditionally guarantees payment of and promises to pay or cause be paid to the Bank the Obligations (as hereinafter defined), whether or not the Obligations are valid and enforceable against the Borrower whenever the Obligations become due, whether on demand, at maturity or by reason of acceleration, or at the time the Borrower or the Guarantor shall become the subject of any bankruptcy or insolvency proceeding.

As used herein, the term "OBLIGATIONS" shall mean all loans, drafts, overdrafts, checks, notes and all other debts, liabilities and obligations of every kind owing by the Borrower to the Bank under a promissory note payable to the Bank, executed by the Borrower and dated December 1, 1995, in the original principal amount of $1,000,000, including any extensions, renewals or deferrals of such note, whether direct or indirect, absolute or contingent, liquidated or unliquidated and whether existing now or in the future, including interest thereon and all costs, expenses and reasonable attorneys' fees (including fees of inside counsel) paid or incurred by the Bank at any time before or after judgment in attempting to collect any of the foregoing, to realize on any collateral securing any of the foregoing or this Guaranty, and to enforce this Guaranty. The definition of "Obligations" also includes the amount of any payments made to the Bank or another on behalf of the Borrower (including payments resulting from liquidation of collateral) which are recovered from the Bank by a trustee, receiver, creditor or other party pursuant to applicable Federal or state law (the "SURRENDERED PAYMENTS"). In the event that the Bank makes any Surrendered Payments (including pursuant to a negotiated settlement), the Surrendered Payments shall immediately be reinstated as Obligations, regardless of whether the Bank has surrendered or canceled this Guaranty prior to returning the Surrendered Payments.

     2. CONSENT TO BANK ACTIONS; NO DISCHARGE. The Guarantor agrees that the Bank does not have to take any steps whatsoever to realize upon any collateral securing the Obligations, or to proceed against the Borrower or any other guarantor or surety for the Obligations either before or after proceeding against the Guarantor; and the Guarantor waives any claim of marshaling of assets against the Bank or any collateral. The Guarantor also agrees that the Bank may do or refrain from doing any of the following without notice to, or the consent of, the Guarantor, without reducing or discharging the Guarantor's liability under this Guaranty: (i) renew, amend, modify, extend or release any existing or future Obligations (including making additional advances, or changing the amount, time or manner of payment of any Obligations), regardless of when such modifications are made; (ii) amend, supplement and waive compliance with any of the provisions of documents evidencing or related to any of the Obligations; (iii) settle, modify, release, compromise or subordinate any Obligation, any collateral securing any Obligation or this Guaranty, or the liability of any other party responsible for payment of any Obligation; and
(iv) accept partial payments, and apply any payments and all other amounts received from the Borrower, from liquidation of any collateral or from any other guarantor to the Obligations (or any other amounts due to the Bank) in any manner that the Bank elects. The Guarantor also expressly agrees that the Guarantor's liability will not be reduced or discharged by the Bank's failure or delay in perfecting (or to continue perfection of) any security interest, mortgage or other lien on any collateral securing the Obligations or this Guaranty, or to protect the value or condition of any such collateral. THE GUARANTOR SPECIFICALLY ACKNOWLEDGES THAT THE BANK CAN COLLECT FROM THE GUARANTOR WITHOUT FIRST TRYING TO COLLECT FROM THE BORROWER OR ANY OTHER GUARANTOR.

     3. WAIVERS; DEPRIZIO WAIVER. The Guarantor expressly waives all rights of setoff and counterclaims, as well as diligence in collection or prosecution, presentment, demand of payment or performance, protest, notice of dishonor, nonpayment or nonperformance of any Obligation. The Guarantor also expressly waives notice of acceptance of this Guaranty, and the right to receive all other notices and demands of any kind relating to the Obligations or this Guaranty. The Guarantor makes the following "DEPRIZIO" waiver: The Guarantor shall not take, by assignment, subrogation or otherwise, any claim or collateral which the Bank might have or obtain against or from the Borrower; and the Guarantor irrevocably waives and releases, in addition to such claims, any claim for unjust enrichment, indemnification, contribution or reimbursement, and any and all other claims against the Borrower, whether by statute or contract, by law or in equity, whether actual or contingent and whether now or hereafter arising, except for claims by the Guarantor against the Borrower, if any, for employee compensation and benefits, for repayment of loans of the Guarantor to the Borrower and for any shareholder claims of the Guarantor against the Borrower. With respect to any claims designated above which the Guarantor is entitled to make against the Borrower, the Guarantor hereby agrees that the Guarantor will not enforce or accept any payments on such claims until the Obligations are paid in full.

     4. FINANCIAL INFORMATION. The Guarantor warrants that all financial information previously provided to the Bank was accurate when given, and that no material adverse change has occurred in the Guarantor's financial status since such information was given to the Bank. The Guarantor agrees to provide to the Bank from time to time upon request any information regarding the Guarantor's financial condition which the Bank reasonably requests; and without; request, the Guarantor will provide annual audited financial statements in form and content satisfactory to the Bank within 120 days of the end of each year.*

     5. BORROWER'S FINANCIAL CONDITION. The Guarantor warrants and represents to the Bank that (i) the Guarantor is sufficiently knowledgeable and experienced in financial and business matters to evaluate and understand the risks assumed in connection with the execution of this Guaranty; (ii) the Guarantor has had the opportunity to examine the records, reports, financial statements, and other information relating to the financial condition of the Borrower; (iii) the Guarantor has relied solely upon investigations of the Borrower's financial condition conducted by the Guarantor or the Guarantor's authorized representative in deciding to execute this Guaranty; and (iv) the Guarantor, or its authorized representative, shall continue to independently review, monitor and investigate the financial condition of the Borrower while this Guaranty is in effect. THE GUARANTOR SPECIFICALLY RELIEVES THE BANK OF ANY DUTY, OBLIGATION OR RESPONSIBILITY OF ANY NATURE WHATSOEVER TO ADVISE THE GUARANTOR OF ANY CHANGE IN THE BORROWER'S FINANCIAL CONDITION.

     6. COLLATERAL. The Guarantor hereby authorizes the Bank, without further notice to anyone, to charge any account of the Guarantor for the amount of any and all Obligations due under this Guaranty.

     6(a) If the market value of the pledged shares of stock falls below $17.50/share, or the Bank otherwise has a collateral coverage ratio of less than 1 to 1, then the Guarantor agrees upon the request of the Bank to provide such additional collateral as the Bank deems to be sufficient to cover such shortfall.

     7. DURATION OF GUARANTY. This Guaranty shall not be revoked by dissolution, merger, bankruptcy or insolvency of the Guarantor with respect to all Obligations, including any extensions, renewals or deferrals.

     8. ACCELERATION OF OBLIGATIONS; SUCCESSORS; MULTIPLE GUARANTORS. If the Guarantor shall become the subject of any bankruptcy or insolvency proceedings, the Guarantor's liability hereunder to pay the Obligations shall become immediately due and payable whether or not the Obligations are then due and payable by the Borrower or any other guarantor. This Guaranty shall inure to the benefit of the Bank, its successors and assigns and of the holder and owner of any of the Obligations, and shall be binding on heirs, executors, administrators, successors and assigns of the Guarantor. If there is more than one Guarantor, the liability of the Guarantors shall be joint and several, and the reference to the "Guarantor" shall be deemed to refer to all Guarantors.

* and Management-prepared financial statements within 45 days of the end of each of the first three quarters of each year.

     9. SEVERABILITY; PRIOR AGREEMENTS; AMENDMENT. Invalidity of any provision of this Guaranty shall not affect the validity of any other provision. This Guaranty, the collateral documents securing this Guaranty and the documents evidencing the Obligations contain the entire agreement of the parties regarding this matter; and any prior representations, promises or agreements (whether oral or written) which are not a part of this Guaranty or the documents described above are not enforceable. The terms of this Guaranty may not be altered, amended or waived except by another written agreement signed by the Guarantor and the Bank.

     10. GOVERNING LAW; JURISDICTION. This Guaranty shall be governed by the internal laws of the State of Wisconsin, except to the extent superseded by Federal law. THE GUARANTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION WHERE THE BANK'S MAIN OFFICE IS LOCATED, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS GUARANTY, THE COLLATERAL, ANY RELATED DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein shall affect the Bank's right to serve process in any manner permitted by law, or limit the Bank's right to bring proceedings against the Guarantor in the competent courts of any other jurisdiction or jurisdictions.

     11. By its acceptance of this Guaranty, the Bank acknowledges that it will, upon any event of default by the Borrower, notify Guarantor of such default and unless prohibited from doing so by any applicable law, regular or court order, make demand upon Guarantor, before liquidating collateral pledged by the Borrower.

     12. In addition to the costs of collection agreed to in Section 1 above, the Guarantor agrees to pay the Bank's legal fees (including fees of in-house counsel) incurred in the preparation of the Loan Agreement between the Borrower and the Bank and all related documents.

Dated as of December 1, 1995



                               BADGER METER, INC.


                               By:
                                  --------------------------------------
                               Name and Title:  James L. Forbes
                                               -------------------------
                                                President & Chief
                                                Executive Officer


                               By:
                                  --------------------------------------
                               Name and Title: William J. Shinners
                                              --------------------------
                                               Vice President-Controller